CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




We consent to the reference of our firm under the captions "Financial Highlights", "Financial Statements", and "Independent Accountants" in Post-Effective Amendment No. 27 under the Securities Act of 1933 and Amendment No. 27 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A No. 33-75340) and related Prospectus and Statement of Additional Information of Guinness Flight Investment Funds, and to the incorporation by reference therein of our report dated February 4, 2000, with respect to the financial statements and financial highlights included in its Annual Report for the year ended December 31, 1999 filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Los Angeles, California
August 25, 2000